77 I. (b) TERMS OF NEW OR AMENDED SECURITIES:

     The Alger Fund
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     On September 29, 2000, the Alger Growth Portfolio name was duly changed to
     Alger LargeCap Growth Portfolio. Correspondingly, the portfolio's new approach reflects investments primarily in equity securities of large companies. The new prospectus reflects the portfolio's definition of a large company as those companies with a market capitalization of $10 billion or greater, rather than a market capitalization of $1 billion or greater, as indicated in the approach of the former Alger Growth Portfolio.

     The Alger Fund
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     At a Meeting of the Board of Trustees held on May 9, 2000, it was resolved for Class C shares (except Money Market Portfolio) to add a front-end sales charge of 1% and to remove the conversion feature of such Class C shares. Such changes were to take effect on a prospective basis only and upon the effectiveness of a Post-Effective Amendment to the Registration Statement. Accordingly, the Portfolio Rule 18f-3 Plan was also amended to reflect this change.